Exhibit 10.1

Certain Information has been excluded from this Exhibit 10.1 because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] DENOTES information that has been OMItted.

PATENT LICENSE AGREEMENT

dated February 25, 2021

between

SINTX TECHNOLOGIES, INC.

and

O2 DESIGN, INC.

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PATENT LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (“Agreement”) is made and entered into this 25th day of February 2021 (the “Effective Date”) by and between SINTX TECHNOLOGIES, INC., a State of Delaware, USA corporation, having its principal place of business at 1885 West 2100 South, Salt Lake City, UT 84119, hereinafter referred to as “Licensor,” and O2TODAY DESIGN, INC., a Utah corporation whose principal place of business is 2940 S 300 W, Suite F, South Salt Lake City, UT 84115 (hereinafter referred to as “Licensee”). Licensee and Licensor may be referred to in this Agreement collectively as “Parties” or individually as a “Party”.

WITNESSETH

WHEREAS, Licensor is the owner of certain inventions which are generally characterized as “Antipathogenic Devices and Methods Thereof,” hereinafter referred to as “the Invention”, which have been invented in the course of research conducted by Licensor;

WHEREAS, Licensee wishes to obtain the exclusive rights to use the Invention, and Licensor wishes to grant Licensee an exclusive license for such use under the terms and conditions set forth in the Agreement; and

WHEREAS, Licensor and Licensee desire to execute this Agreement in order to grant to Licensee exclusive rights to Licensor’s rights to the Invention (including Patent Rights as defined below) in the Field of Use, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, the parties hereby agree as follows:

ARTICLE l. DEFINITIONS

Whenever used in this Agreement, the capitalized terms quoted below will have the meaning ascribed to them in this Section.

1.1	“Affiliate” means any company or other business entity that, directly or indirectly, controls, or is controlled by, or is under common control by Licensee. Solely for purposes of this definition, the term “control” means the possession of the power to direct or cause the direction of the management and policies of the entity, whether through ownership of voting securities or by contract. Control will be presumed if an entity owns, either of record or beneficially, at least fifty percent (50%) of the voting stock of the other entity. An entity will be deemed an Affiliate only while such ownership or control relationship continues.

1.2	“Covered By…” means a claim or claims within any pending or issued patent included in the Patent Rights claiming all, a portion, or a component or step of a Licensed Product or Licensed Method.

1.3	“Commercially Diligent Efforts” means, with respect to a Licensed Product and/or Licensed Method, the diligent exercise, dedication, and expenditure of efforts, money, personnel, and resources as reasonably needed to develop, manufacture, market, and sell a Licensed Product and/or Licensed Method. Such efforts shall be documented and must be consistent with those utilized by companies of similar size and type that have successfully developed products and services similar to the Licensed Product and/or Licensed Method. At a minimum, Commercially Diligent Efforts shall be based upon the commercialization plan submitted to Licensor by Licensee as required under Article 5. In determining Commercially Diligent Efforts with respect to a particular Licensed Product and/or Licensed Method, Licensee may not reduce such efforts due to the competitive, regulatory, or other impact of any other product or method that it owns, licenses, or is developing or commercializing.

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1.4	“Effective Date” means February 19, 2021.

1.5	“Entity” means a corporation, an association, a joint venture, a partnership, a trust, a business, an institution, an individual, a government or political subdivision thereof, including an agency or any other organization that can exercise independent legal standing.

1.6	“Fair Market Value” means the cash consideration which Licensee would realize from an unaffiliated, unrelated buyer in an arm’s length sale of an identical item sold in the same quantity, under the same terms, and at the same time and place.

1.7	“Field of Use” means the use of Si3N4 (Silicon Nitride) materials for the purpose of enhancing the anti-viral properties of the breathing face masks and mask filters.

1.8	“Insolvent” means being unable to meet one’s debt obligations to another Entity as such debt obligations become due and not being able to provide reasonable financial assurances of becoming able to meet such obligations.

1.9	“Licensed Product” means any product, apparatus, kit, or component part thereof, or any other subject matter, the manufacture, design, creation, use, importation, distribution, or sale of which in the Field of Use is Covered By any claim or claims included within the Patent Rights.

1.10	“Licensed Method” means any method, procedure, process, or other subject matter, the practice, manufacture, use, or sale of which in the Field of Use is Covered By any claim or claims included within the Patent Rights.

1.11	“Net Sales” means the gross revenue and other consideration paid or given to Licensee for Licensed Products and/or Licensed Methods which are sold, leased, or otherwise commercialized by or for Licensee; less the following deductions, directly attributable to the sale of such Licensed Product and/or Licensed Method and specifically identified on the invoice, and borne by the seller to the extent they are included in such gross revenue or other consideration: normal or customary trade, cash and/or quantity discounts actually granted to purchases of a Licensed Product and/or Licensed Method; allowances or credits to third parties for rejections or returns; excise taxes, tariffs and duties applicable to sales of Licensed Product in finished package form that the Licensee has to pay on such sales; and, outbound transportation charges prepaid or allowed.

A Licensed Product and/or Licensed Method shall be considered sold when it is shipped, delivered, or invoiced, whichever is earlier. No deductions shall be made from Net Sales for commission paid to individuals whether they are with independent sales agencies or are regularly employed by Licensee and are on its or their payroll, or for the cost of collections. In the event Licensee transfers a Licensed Product to and/or transfers or performs a Licensed Method for a third party in a bona fide arm’s length transaction, for consideration, in whole or in part, other than cash, then the Net Sales price for such Licensed Product and/or Licensed Method shall be deemed to be the standard invoice price then being invoiced by Licensee in an arm’s length transaction with similar companies and in the absence of such standard invoice price, then the reasonable Fair Market Value of the Licensed Product and/or Licensed Method. Components of Net Sales shall be determined in the ordinary course of business using the accrual method of accounting in accordance with generally accepted accounting practices.

If Licensee sells, leases, or otherwise commercializes any Licensed Product and/or Licensed Method at a reduced fee or price for the purpose of promoting other products, goods or services or for the purpose of facilitating the sale, license or lease of other products, goods or services, then Licensee shall pay to Licensor a royalty under Article 4 based upon the Fair Market Value of the License Product and/or Licensed Method.

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1.12	“Patent Rights” means and includes all of the following Licensor intellectual property: (a) the United States patents and/or patent applications listed in Exhibit A; (b) United States patents issued from the applications listed in Exhibit A and from divisionals, continuations, and continuations-in-part, of these applications and any reissues of such United States patents; (c) claims of continuation-in-part applications and patents directed to subject matter specifically described in the patent(s) and/or patent application(s) listed in Exhibit A; and (d) claims of all foreign applications and patents which are directed to subject matter specifically described in the United States patents and/or patent applications listed in Exhibit A.

1.13	“Term Year 1” means a twelve (12) month period beginning on the first day of the Commencement Date (as that term is defined in Section 4.3) and the successive twelve (12) month period thereafter.

1.14	“Term Year 2” means a twelve (12) month period beginning on the first day immediately following the end of Term Year 1 and the successive twelve (12) month period thereafter.

1.15	“Territory” means Worldwide.

ARTICLE 2. LICENSE GRANT

2.1	Exclusive Grant

Subject to the terms and conditions set forth herein, and, for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Licensor, Licensor hereby grants to Licensee a royalty-bearing exclusive license to make, have made, use, and sell any Licensed Product and to practice any Licensed Method in the Field of Use under Licensor’s Patent Rights throughout the Territory. This grant is subject to the payment by Licensee to Licensor of all consideration required under this Agreement and is further subject to rights retained by Licensor to publish the general scientific findings from research conducted in whole or in part by Licensor related to the Patent Rights.

2.2	Affiliates

Licensee shall not extend the license granted herein to any Affiliate.

2.3	Sublicensing

Licensee shall not have the right to grant sublicenses of the licenses granted under this Agreement.

ARTICLE 3. TERM OF AGREEMENT

This Agreement shall be in full force and effect from the Effective Date for the period commencing on the Effective Date and ending on February 18, 2023 (the “Term”). The Term can be extended in writing through mutual agreement by the Parties.

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ARTICLE 4. FEES & ROYALTIES

4.1	License Issue Fee. As consideration for the license to Patent Rights and timely performance of its obligations set forth herein, Licensee shall pay to Licensor a license issue fee of [***] (“License Issue Fee”). The License Issue Fee shall be due and payable in accordance with the following terms:

a.	$[***] shall be paid by Licensor to Licensee upon the execution by each Party of this License Agreement (“License Issue Partial Payment”);

b.	$[***] shall be paid by Licensor to Licensee through a percentage-based royalty fee payment schedule as follows: Effective as of the Commencement Date (as that term is defined in Section 4.3), Licensor shall pay Licensee a royalty fee equal to [***] percent ([***]%) of the quarterly Net Sales of the Licensed Product and Licensed Methods (“License Issue Royalty Payment”) until such time as the License Issue Royalty Payments have resulted in the complete satisfaction of the License Issue Fee.

4.2	Running Royalty. As consideration for the license to Patent Rights under this Agreement, Licensee shall commence payments to Licensor of a percentage-based royalty fee of [***] percent ([***]%) of the quarterly Net Sales of the Licensed Products and Licensed Methods (“Running Royalty”) effective as of, and no earlier than, the Commencement Date. The Running Royalty shall be due and payable within (thirty) 30 days from the end of the calendar quarter in which such Net Sales occurred. To remove any ambiguity, payments owed by Licensee to Licensor for the Running Royalty shall be deemed separate, apart, and in addition to the License Issue Royalty Payment described in Section 4.1(b).

4.3	Commencement Date. The date by when the payment schedules for the License Issue Royalty Payment and Running Royalty will go into effect shall be the same date by when the Licensed Products and Licensed Methods become available to sell, either based on an in-hand purchase order or the physical placement of salable Licensed Products in Licensee’s warehouse, whichever comes first (“Commencement Date”). For example, if the Licensed Products and Licensed Methods become available to sell on April 1, 2021, the Commencement Date by when the payment schedules commence for the License Issue Royalty Payment and Running Royalty will be April 1, 2021.

Licensor shall fully credit each payment of Running Royalty against any earned quarterly Running Royalty paid by Licensee with respect to the year in which the Running Royalty is due. If the Running Royalty for a particular year is greater than the total actual earned Running Royalties paid for the year, then Licensor shall pay Licensee the difference within forty-five (45) days of year end.

4.4	Invalidity of Patent. If any patent or any claim thereof included within Licensor’s Patent Rights shall be found invalid by a court of competent jurisdiction and last resort, from which decision no appeal may be taken, Licensee’s obligation to pay Licensor royalties based on such patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such decision. Licensee shall not, however, be relieved from paying Licensor any royalties, fees, expenses, or other liabilities that accrued prior to the date of such decision or that are based on any of Licensor’s Patent Rights not the subject of such decision.

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ARTICLE 5. COMMERCIAL DILIGENCE & MILESTONES

5.1	Commercial Diligence. Upon execution of this Agreement, Licensee shall diligently proceed with Commercially Diligent Efforts to develop, manufacture, practice, sell, and use the Licensed Products and/or Licensed Methods within the Field of Use in order to make them readily available to the general public as soon as possible on commercially reasonable terms. Licensee shall continue active, Commercially Diligent Efforts for one or more Licensed Products and/or Licensed Methods within the Field of Use throughout the term of this Agreement (“Actively Commercializing”). In addition, Licensee shall perform at least the following obligations as part of its due diligence activities hereunder:

a.	Licensee shall exercise Commercially Diligent Efforts to develop an anti-viral mask by March 31, 2021.

b.	Licensee shall achieve a minimum amount of Net Sales for each year as provided below:

i.        Term Year 1: $[***]

ii.       Term Year 2: $[***]

5.2	Extension of Due Diligence Milestones. If, despite using Commercially Diligent Efforts, Licensee is unable to meet any of the foregoing due diligence milestones, Licensor agrees to grant to Licensee, upon Licensee’s request a three-month extension of time to meet any missed milestone. Licensor has the option, but no obligation, to grant Licensee more than one (1) three-month extension.

ARTICLE 6. [RESERVED]

ARTICLE 7. MATERIAL SUPPLY AND CONFIDENTIALITY

7.1	Confidentiality. Licensee and Licensor acknowledge that either Party may provide certain information to the other regarding the Combined Inventions that is considered to be confidential. Licensee and Licensor shall take all reasonable precautions to protect such confidential information. Such precautions shall involve at least the same degree of care and precaution that the recipient customarily uses to protect its own confidential information, but in no circumstance less than reasonable care.

7.2	Material Supply. Licensor agrees to supply to Licensee, Licensee’s commercially reasonable requirements of Licensor’s sintered silicon nitride powder (the “Material”). The initial purchase price for the Material will be $[***] per kilogram of Material. Licensor agrees to exercise commercially reasonable efforts to manufacture the Material more efficiently and to pass on any savings to Licensee.

7.3	Supply Agreement. The Parties agree to enter into a commercially standard supply agreement (“Supply Agreement”) within 30 days of execution of this Agreement. The Supply Agreement will address, among other things, reasonable forecasting requirements and commitments, requirements, and specifications relating to the delivery of the Material, shipping requirements, product acceptance, rejection and returns, recalls, quality control and assurance, regulatory matters, returns, liability, indemnification, and other topics addressed in industry standard supply agreements for comparable types of products to be used in the medical industry.

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ARTICLE 8. ROYALTY REPORTS

8.1	Annual and Quarterly Royalty Report. Within thirty (30) days after the calendar year in which Net Sales first occur, and within thirty (30) days after each calendar quarter thereafter, Licensee shall provide Licensor with a written report detailing all sales and uses, if any, made of Licensed Products and/or Licensed Methods during the preceding calendar quarter, and detailing the amount of Net Sales made during such quarter and calculating the royalties due to Licensor pursuant to Article 4 hereof (“Royalty Report”). Each Royalty Report shall include, at minimum, the following information and data:

a.	number or volume of Licensed Products manufactured, leased, and sold by and/or for Licensee;

b.	accounting for all Licensed Methods used or sold by and/or for Licensee:

c.	accounting for Net Sales, noting the deductions applicable as provided in Section 1.11;

d.	total royalties owed to Licensor pursuant to Article 4 of this Agreement.

Each Royalty Report shall be signed by an officer of Licensee (or the officer’s authorized designee). With each such report submitted, Licensee shall pay to Licensor the royalties and fees due and payable under this Agreement. If no royalties shall be due, Licensee shall so report. Licensee’s failure to submit a royalty report in the required form will, constitute a breach of this Agreement. Licensee will continue to deliver royalty reports to Licensor after the termination or expiration of this Agreement until such time as all Licensed Product(s) and/or Licensed Method(s) permitted to be sold after termination have been sold or destroyed.

8.2	Progress Report and Commercialization Plan. Commencing on December 31, 2021, and on each one-year anniversary thereafter, Licensee shall submit to Licensor a written report covering Licensee’s progress in (a) development and testing of all Licensed Products and Licensed Methods (from information and data reasonably available to Licensee), (b) achieving the due diligence milestones specified herein and (c) preparing, filing, and obtaining of any approvals necessary for marketing the Licensed Products and Licensed Methods.

ARTICLE 9. PAYMENTS, RECORDS AND AUDITS

9.1	Payments. Licensee shall pay all licensee fees, royalties and minimum annual royalties accruing to Licensor in U.S. Dollars, without deduction of exchange, collection, wiring fees, bank fees, or any other charges. Unless otherwise provided for, such payments are due within thirty (30) days. All payments to Licensor will be made in United States Dollars by wire transfer.

For converting any Net Sales made in a currency other than United States Dollars, the Parties will use the conversion rate published in the Wall Street Journal/Telegraphic Transfer Selling conversion rate reported by the Sumitomo Bank, Tokyo, or other industry standard conversion rate approved in writing by Licensor for the last day of the calendar quarter for which such royalty payment is due or, if the last day is not a business day, the closest preceding business day.

9.2	Late Payments. In the event royalty payments or other fees are not received by Licensor when due hereunder, Licensee shall pay to Licensor interest charges at the rate of eighteen percent (18%) per annum on the total royalties or fees due for the reporting period.

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9.3	Records. Licensee shall keep complete, true, and accurate records and books containing all particulars that may be necessary for the purpose of showing the amounts payable to Licensor hereunder. Records and books shall be kept at Licensee’s principal place of business or the principal place of business of the appropriate division of Licensee to which this Agreement relates.

9.4	Audit. Such books and the supporting data shall be open to inspection by Licensor or its agents once per calendar year, upon reasonable prior notice to Licensee, during regular business hours for a term of five (5) years following the end of the calendar year to which they pertain for the purpose of verifying Licensee’s royalty statement or compliance in other respects with this Agreement. Such access will be available to Licensor upon not less than ten (10) business days written notice to Licensee, not more than once each calendar year of the Term, during normal business hours, and once a year for three (3) years after the expiration or termination of this Agreement. Should such inspection lead to the discovery of a greater than five percent (5%) or twenty thousand dollars ($20,000) discrepancy in reporting to Licensor’s detriment, Licensee agrees to pay the full cost of such inspection. Whenever Licensee has its books and records audited by an independent certified public accountant, Licensee will, within thirty (30) days of the conclusion of such audit, provide Licensor with a written statement, certified by said auditor, setting forth the calculation of royalties due to Licensor over the time period audited as determined from the books and records of Licensee.

ARTICLE 10. PATENT PROSECUTION AND MAINTENANCE

Licensor shall be responsible for the prosecution and maintenance of the Patent Rights.

ARTICLE 11. PATENT MARKING

Licensee shall permanently and legibly mark all Licensed Products made, used, or sold under the terms of this Agreement, or their containers, in accordance with all applicable patent-marking and notice provisions under Title 35, United States Code or other law or regulation of the applicable jurisdiction where Licensed Products or sold.

ARTICLE 12. TERMINATION BY LICENSOR

12.1	If Licensee should: (a) fail to deliver to Licensor any statement or report required hereunder when due; (b) fail to make any payment at the time that the same should be due; (c) violate or fail to perform any material covenant, condition, or undertaking of this Agreement to be performed by it hereunder; (d) cease Commercially Diligent Efforts to commercialize a Licensed Product(s); (e) file a bankruptcy action, or have a bankruptcy action against it, or become Insolvent; or (f) enter into a composition with creditors, or have a receiver appointed for it; then Licensor may give written notice of such default to Licensee. If Licensee should fail to cure such default within ninety (90) days of such notice, the rights, privileges, and license granted hereunder shall automatically terminate.

12.2	If Licensee shall cease to carry on its business with respect to the rights granted in this Agreement, this Agreement shall terminate upon thirty (30) days written notice by Licensor.

12.3	No termination of this Agreement by Licensor shall relieve Licensee of its obligation to pay any monetary obligation due or owing at the time of such termination and shall not impair any accrued right of Licensor. Articles 7, 9, 14, 20, 21, 23, 25, 26, and Section 12.3, 15.2, 15.3, and 27.8 hereof shall survive any termination of this Agreement.

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ARTICLE 13. TERMINATION BY LICENSEE

13.1	Licensee may terminate this Agreement, in whole or as to any specified patent, at any time and from time to time without cause, by giving written notice thereof to Licensor. Such termination shall be effective one hundred twenty (120) days after such notice and all Licensee’s rights associated therewith shall cease as of that date.

13.2	Any termination pursuant to Section 13.1 hereof shall not relieve Licensee of any obligation or liability accrued hereunder prior to such termination, or rescind or give rise to any right to rescind any payments made or other consideration given to Licensor hereunder prior to the time such termination becomes effective. Such termination shall not affect in any manner any rights of Licensor arising under this Agreement prior to the date of such termination.

ARTICLE 14. DISPOSITION OF LICENSED PRODUCTS ON HAND

Upon expiration or termination of this Agreement by either Party, Licensee shall provide Licensor with a written inventory of all Licensed Products in process of manufacture, in use or in stock. Licensee may dispose of any such Licensed Products within the ninety (90) day period following such expiration or termination, provided, however, that Licensee shall pay royalties and render reports to Licensor thereon in the manner specified herein.

ARTICLE 15. WARRANTY BY LICENSOR

15.1	Licensor warrants that it has the lawful right to grant the licenses set forth in this Agreement.

15.2	EXCEPT AS EXPRESSLY PROVIDED IN SECTION 15.1, THE PARTIES ACKNOWLEDGE AND AGREE THAT LICENSOR HAS MADE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL LICENSOR BE HELD RESPONSIBLE FOR ANY SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE USE OF PATENT RIGHTS, EVEN IF LICENSOR IS ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

15.3	Nothing in this Agreement shall be construed as:

a.	a warranty or representation by Licensor as to the validity or scope of any Patent Rights;

b.	a warranty or representation by Licensor that anything made, used, sold or otherwise disposed of pursuant to any license granted under this Agreement is or will be free from infringement of intellectual property rights of third parties;

c.	an obligation by Licensor to bring or prosecute actions or suits against third parties for patent infringement, except as expressly provided in Article 16 hereof; or

d.	conferring by implication, estoppel, or otherwise any license or rights under any patents of Licensor other than Patent Rights.

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15.4	Any breach of the representations or warranties made in this Article 15 shall entitle Licensee to a refund of all payments made to Licensor as consideration for the rights granted under this Agreement, and said refund shall be the sole remedy available to Licensee for breach or violation of any provisions contained in this Article.

ARTICLE 16. INFRINGEMENT

16.1	Claims of Infringement Against Licensee. If any third-party claims infringement or misappropriation against Licensee as a result of such party’s use of the Patent Rights, then Licensee shall promptly notify Licensor thereof in writing, setting forth the facts of such claim in reasonable detail. As between the Parties to this Agreement, Licensee shall have the first and primary right and responsibility at its own expense to defend and control the defense of any such claim against Licensee, by counsel of its own choosing. Licensee shall be free to enter into a settlement, consent judgment, or other voluntary disposition of any such claim, provided that any settlement, consent judgment or other voluntary disposition of any such claim which (i) materially limits the scope, validity, or enforceability of any portion of the Patent Rights or (ii) admits fault or wrongdoing on the part of Licensor must be approved by Licensor, in its sole discretion, not to be unreasonably withheld. Licensee’s request for such approval shall include complete copies of final settlement documents, a detailed summary of such settlement, and any other information material to such settlement. Licensor shall provide Licensee notice of its approval or denial within fifteen (15) business days of any request for such approval by Licensee, provided that (i) in the event Licensor wishes to deny such approval, such notice shall include a written description of Licensor’s reasonable objections to the proposed settlement, consent judgment or other voluntary disposition and (ii) Licensor shall be deemed to have approved of such proposed settlement, consent judgment or other voluntary disposition in the event it fails to provide such notice within such fifteen (15) day period in accordance herewith. Any amounts paid to any third party as damages or other compensation with respect to infringement of a third party’s rights shall be treated as third party royalties that Licensee shall be entitled to deduct an amount equal to fifty percent (50%) of any royalties due Licensor hereunder, provided that in no event shall the royalties due hereunder be less than fifty percent (50%) of the royalties that would be payable to Licensor absent the effects of this section 16.1.

16.2	Infringement of Patent Rights by Third Parties.

a.	If either Party learns of a claim of infringement of any of Licensor’s Patent Rights licensed under this Agreement, that Party shall give written notice of such claim to the other Party. Licensee shall then use Commercially Diligent Efforts to terminate such infringement. In the event Licensee fails to abate the infringing activity within ninety (90) days after such written notice or to bring legal action against the third party, Licensor may bring suit for patent infringement. No settlement, consent judgment, or other voluntary final disposition of the suit may be entered into without the consent of Licensor, which consent shall not be unreasonably withheld.

b.	Any such legal action shall be at the expense of the Party by whom suit is filed, hereinafter referred to as the “Litigating Party”. Any damages or costs recovered by the Litigating Party in connection with a legal action filed by it hereunder, shall first go to Litigating Party to reimburse it for costs and expenses (including legal fees) incurred in bringing such action and then to the non-Litigating Party to reimburse it for its costs, if any, incurred in supporting such legal action. Direct damages shall be treated as Net Sales and subject to royalties or other payments due to Licensor under Article 4. Willful or treble damages shall be split seventy percent (70%) to the Litigating Party and thirty percent (30%) to the non-Litigating Party.

c.	Licensee and Licensor shall cooperate with each other in litigation proceedings instituted hereunder, provided that such cooperation shall be at the expense of the Litigating Party, and such litigation shall be controlled by the Litigating Party.

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ARTICLE 17. INSURANCE

17.1	Insurance Requirements. Beginning at the time any Licensed Product and/or Licensed Method is being distributed or sold (including for the purpose of obtaining any required regulatory approvals) by Licensee, Licensee will, at its sole cost and expense, procure, and maintain commercial general liability insurance issued by an insurance carrier with an A.M. Best rating of “A” or better in such amounts as are customary in the industry for products of the type to be commercialized by Licensee.

17.2	Evidence of Insurance and Notice of Changes. Licensee will provide Licensor with written evidence of such insurance upon request by Licensor. Licensee will provide Licensor with written notice of at least thirty (30) days prior to the cancellation, non-renewal, or material change in such insurance.

17.3	Continuing Insurance Obligations. Licensee will maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any Licensed Product(s) and/or Licensed Service(s) developed pursuant to this Agreement is being commercially distributed or sold by Licensee; and (ii) for five (5) years after such period.

ARTICLE 18. WAIVER

No waiver by either Party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

ARTICLE 19. ASSIGNABILITY

This Agreement is not assignable or otherwise transferable (including by operation of law, merger, or other business combination) by Licensee without the prior written consent of Licensor. The failure of Licensee to comply with the terms of this paragraph shall be grounds for termination of the Agreement by Licensor under Article 12. In the event that written consent is provided by Licensor, Licensee will pay to Licensor a non-refundable fee of fifty thousand dollars ($50,000.00).

ARTICLE 20. INDEMNIFICATION BY LICENSEE

LICENSEE SHALL INDEMNIFY, HOLD HARMLESS AND DEFEND LICENSOR AND ITS RESPECTIVE OFFICERS, DIRECTORS, TRUSTEES, EMPLOYEES AND AGENTS (COLLECTIVELY, “INDEMNITIES”) AGAINST ANY AND ALL CLAIMS, SUITS, LOSSES, DAMAGES, COSTS, LIABILITIES, FEES AND EXPENSES (INCLUDING REASONABLE FEES OF ATTORNEYS) (COLLECTIVELY, “CLAIMS”) BASED ON, RESULTING FROM OR ARISING OUT OF: (I) THE EXERCISE OF ANY LICENSE GRANTED UNDER THIS AGREEMENT, WHETHER BY LICENSEE,; OR (II) ANY ACT, ERROR, OR OMISSION OF LICENSEE, OR ANY OF THE OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS OF THE FOREGOING, INCLUDING WITHOUT LIMITATION ANY BREACH OF THIS AGREEMENT, ANY CLAIM OF NEGLIGENT ACTS OR OMISSIONS OR MISCONDUCT, AND ANY PRODUCT LIABILITY CLAIM, ANY ASSERTED OR ESTABLISHED VIOLATION OF APPLICABLE LAW, REGULATION, RULE OR ORDER, AND ANY CLAIM OF INFRINGEMENT OF A THIRD PARTY’S INTELLECTUAL PROPERTY RIGHTS; EXCEPT TO THE EXTENT SUCH CLAIMS RESULT SOLELY FROM GROSSLY NEGLIGENT ACTS OR OMISSIONS, OR WILLFUL MISCONDUCT OF AN INDEMNITEE. LICENSEE SHALL GIVE LICENSOR TIMELY NOTICE OF ANY CLAIM OR SUIT INSTITUTED OF WHICH LICENSEE HAS KNOWLEDGE THAT IN ANY WAY, DIRECTLY OR INDIRECTLY, AFFECTS OR MIGHT AFFECT LICENSOR, AND LICENSOR SHALL HAVE THE RIGHT AT ITS OWN EXPENSE TO PARTICIPATE IN THE DEFENSE OF THE SAME.

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ARTICLE 21. NOTICES

Any payment, notice or other communication required or permitted to be given to either Party hereto shall be in writing and shall be deemed to have been properly given and effective: (a) on the date of delivery if delivered in person during recipient’s normal business hours; or (b) on the date of attempted delivery if delivered by courier, express mail service or first-class mail, registered or certified. Such notice shall be sent or delivered to the respective addresses given below, or to such other address as either Party shall designate by written notice given to the other Party as follows:

In the case of Licensor:

SINTX Technologies, Inc.
1885 West 2100 South
Salt Lake City, Utah 84119
Attn: David O’Brien, COO

In the case of Licensee:

O2 DESIGN, INC.
2940 S 300 W
Suite F
South Salt Lake City, UT 84115
Attn: Bruce Lorange, CEO

ARTICLE 22. REGULATORY COMPLIANCE

22.1	When required by local/national law, Licensee shall register this Agreement, pay all costs and legal fees connected therewith, and otherwise ensure that the local/national laws affecting this Agreement are fully satisfied.

22.2	Licensee shall comply with all applicable U.S. laws dealing with the export and/or management of technology or information. Licensee understands that the Arms Export Control Act (AECA), including its implementing International Traffic In Arms Regulations (ITAR,) and the Export Administration Act (EAA), including its Export Administration Regulations (EAR), are some (but not all) of the laws and regulations that comprise the U.S. export laws and regulations. Licensee further understands that the U.S. export laws and regulations include (but are not limited to): (1) ITAR and EAR product/service/data-specific requirements; (2) ITAR and EAR ultimate destination-specific requirements; (3) ITAR and EAR end user-specific requirements; (4) ITAR and EAR end use-specific requirements; (5) Foreign Corrupt Practices Act; and (6) anti-boycott laws and regulations. Licensee will comply with all then-current applicable export laws and regulations of the U.S. Government (and other applicable U.S. laws and regulations) pertaining to the Licensed Product(s) and/or Licensed Method(s) (including any associated products, items, articles, computer software, media, services, technical data, and other information). Licensee certifies that it will not, directly or indirectly, export (including any deemed export), nor re-export (including any deemed re-export) the Licensed Product(s) and/or Licensed Method(s) (including any associated products, items, articles, computer software, media, services, technical data, and other information) in violation of U.S. export laws and regulations or other applicable U.S. laws and regulations.

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ARTICLE 23. GOVERNING LAW

This Agreement shall be interpreted and construed in accordance with the laws of the State of Utah, without application of any principles of choice of laws.

ARTICLE 24. RELATIONSHIP OF PARTIES

In assuming and performing the respective obligations under this Agreement, Licensee and Licensor are each acting as independent parties, and neither shall be considered or represent itself as a joint venture, partner, agent or employee of the other.

ARTICLE 25. USE OF NAMES

25.1	By Licensee. Licensee may use the name “SINTX Technologies” in factually based materials related to the Licensed Products and/or Licensed Method(s) and the business of the Licensee. All such uses shall require prior consent from Licensor.

25.2	By Licensor. Licensor may use Licensee’s name in connection with Licensor’s publicity related to Licensor’s intellectual property and commercialization achievements.

ARTICLE 26. DISPUTE RESOLUTION

Except for the right of either Party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with the Agreement, including but not limited to any dispute relating to patent validity or infringement, which the Parties shall be unable to resolve within sixty (60) days shall be mediated in good faith. The Party raising such dispute shall promptly advise the other Party of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each Party shall have selected for itself a representative who shall have the authority to bind such Party and shall additionally have advised the other Party in writing of the name and title of such representative. By not later than ten (10) days after the date of such notice of dispute, the Party against whom the dispute shall be raised shall select a mediator in the Salt Lake City area and such representatives shall schedule a date with such mediator for a hearing. The Parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the Parties have not been able to resolve the dispute within fifteen (15) business days after such mediation hearing, then any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, including any dispute relating to patent validity or infringement, shall be resolved through arbitration if the Parties mutually consent, or through any judicial proceeding either in the courts of the State of Utah or in the United States District Court for the District of Utah, to whose jurisdiction for such purposes Licensee and Licensor each hereby irrevocably consents and submits. All costs and expenses, including reasonable attorneys’ fees, of the prevailing Party in connection with resolution of a dispute by arbitration or litigation of such controversy or claim shall be borne by the other Party.

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ARTICLE 27. GENERAL PROVISIONS

27.1	Headings. The headings and captions appearing in this Agreement have been inserted for the purposes of convenience and ready reference only and do not purport to and shall not be deemed to define, limit, or extend the scope or intent of the provisions to which they appertain.

27.2	Signatures Required. This Agreement shall not be binding upon the Parties until it has been signed below by or on behalf of each Party.

27.3	Modification or Amendment. No modification to, amendment of, or other change in this Agreement shall be valid or binding upon the Parties unless it is made in writing and signed by authorized representatives of both Parties.

27.4	Complete Agreement. This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter thereof.

27.5	Severability. If any provision of this Agreement or the application of such provision to any Person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to Persons or circumstances other than those to which it is held invalid shall not be affected thereby.

27.6	Counterparts. This Agreement may be signed in counterparts, each of which when taken together shall constitute one fully executed document. Each individual executing this Agreement on behalf of a legal Entity does hereby represent and warrant to each other person so signing that he or she has been duly authorized to execute this Agreement on behalf of such Entity.

27.7	Force Majeure. Any delays in or failure of performance hereunder shall not constitute a default hereunder if and to the extent such delay or failure of performance is caused by occurrences beyond the reasonable control of Licensee, including acts of God or the public enemy; compliance with any order or request of any governmental authority, law, regulation, or ordinance; pandemic; acts of war; riots or strikes or other concerted acts of personnel; or any other causes beyond the reasonable control of Licensee, whether or not of the same class or kind as those specifically identified above; provided that Licensee must promptly notify Licensor in writing and furnish all relevant information concerning the event of force majeure; use reasonable efforts to avoid or remove the cause of its nonperformance; and proceed to perform its obligations with dispatch when such cause is removed.

27.8	Attorneys’ Fees. In the event of any litigation, arbitration, enforcement, judicial reference, or other legal proceeding involving the Parties to this Agreement to enforce any provision of this Agreement, to enforce any remedy available upon default under this Agreement, or seeking a declaration of the rights of either Party under this Agreement, the prevailing Party shall be entitled to recover from the other such attorneys’ fees and costs as may be reasonably incurred, including the costs of reasonable investigation, preparation and professional or expert consultation incurred by reason of such litigation, arbitration, judicial reference, or other legal proceeding.

27.9	Non-Disclosure. Except as required by law, neither Party may disclose the financial terms of this Agreement without the prior written consent of the other Party, provided that Licensor may disclose such terms as required by the laws, rules, and regulations of the United States Securities and Exchange Commission.

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IN WITNESS WHEREOF, Licensor and Licensee have executed this Agreement by their respective officers hereunto duly authorized, on the day and year first above written.

O2 DESIGN, INC.,
a Utah corporation

By:	/s/ Bruce Lorange
Name:	Bruce Lorange
Title:	Chief Executive Officer

“Licensee”

SINTX TECHNOLOGIES, INC.,
a Delaware corporation

By:	/s/ B. Sonny Bal
Name:	B. Sonny Bal, M.D.
Title:	Chief Executive Officer and President

“Licensor”

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EXHIBIT A: PATENT RIGHTS

Ownership	Application No. / Date of Filing	Title
SINTX Technologies, Inc.	US Publication No. 2020/00779651 August 26, 2019	Antipathogenic Compositions and Methods Thereof
SINTX Technologies, Inc.	PCT No. WO 2020/051004 A1 August 26, 2019	Antipathogenic Compositions and Methods Thereof

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